Exhibit 10.1

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made, effective on January 29, 2013 (the “Grant Date”), between EVERCORE PARTNERS INC. (the “Company”) and RALPH L. SCHLOSSTEIN (the “Participant”).

WHEREAS, the Company’s 2006 Stock Incentive Plan, as amended (the “Plan”), authorizes the grant of awards payable in Shares (capitalized terms not otherwise defined herein have the same meanings as in the Plan); and

WHEREAS, Company desires to grant restricted stock units (“RSUs”) to the Participant on the terms herein specified.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:

1. Grant of RSUs. The Company hereby grants to the Participant 50,000 RSUs on the terms and conditions herein set forth in this Agreement. Each RSU represents the unfunded, unsecured right of the Participant to receive one Share. The Participant will become vested in the RSUs, and take delivery of the Shares subject thereto, as set forth in this Agreement.

2. Vesting and Delivery.

(a) The Participant shall become vested in the RSUs subject hereto as follows (the occurrence of each such event described herein, a “Vesting Event”):

(i) One hundred percent (100%) of the total number of RSUs subject hereto shall become vested on the fourth anniversary of the Grant Date, provided (A) the Participant remains in continuous service with the Company through that date, and (B) the Fair Market Value has by then been equal to or exceeded $45.00 per Share for 20 consecutive trading days; or

(ii) One hundred percent (100%) of the total number of RSUs subject hereto shall become vested upon (A) the cessation of the Participant’s service with the Company due to his (1) death, (2) Disability or (3) termination by the Company without Cause (as defined below), provided in each case that (B) the Fair Market Value has by then been equal to or exceeded $45.00 per Share for 20 consecutive trading days.

(b) Upon the earlier of the fourth anniversary of the Grant Date or the cessation of the Participant’s service with the Company for any reason, after applying Section 2(a)(i) or (ii), as applicable, all then unvested RSUs shall immediately be forfeited by the Participant, without payment of any consideration therefor.

(c) Upon the occurrence of a Vesting Event, one Share shall be issuable for each RSU that vests on the date of such Vesting Event, subject to the terms and provisions of the Plan and this Agreement. Thereafter, upon satisfaction of any required tax withholding obligations, the Company shall deliver to the Participant Shares underlying any vested RSUs. In the case of a Vesting Event described in Section 2(a)(i), the delivery will occur as soon as practicable, but in no event later than 15 calendar days after the Vesting Event. In the case of a Vesting Event described in Section 2(a)(ii), the delivery will be made on the first business that occurs at least 30 days following the applicable cessation of employment, provided that, before such date, the Participant (or his estate or personal representative, as applicable) has executed a general release of claims against the Company and its Affiliates in a form reasonably prescribed by the Company and such release has become irrevocable. If release requirement described in the preceding sentence is not timely satisfied, the RSUs and any Shares otherwise issuable in respect thereof will be forfeited and the Participant will have no further rights hereunder.

(d) In the event of the death of the Participant, the delivery of Shares under Section 2(c) shall be made in accordance with the beneficiary designation form on file with the Company; provided, however, that, in the absence of any such beneficiary designation form, the delivery of Shares under Section 2(c) shall be made to the person or persons to whom the Participant’s rights with respect to this Agreement shall pass by will or by the applicable laws of descent and distribution.

(e) For purposes of this Agreement, service with the Company will be deemed to include service with the Company’s Affiliates, but only during the period of such affiliation.

3. Cause Defined. For purposes of this Agreement, “Cause” means (a) the Participant’s material breach of any of the Restrictive Covenants (as defined below), any published policy of the Company or its Affiliates applicable to the Participant, including the Company’s or any of its Affiliates’ Code of Ethics; (b) any act or omission by the Participant that causes the Participant, the Company or any of the Company’s Affiliates to be in violation of any law, rule or regulation related to the business of the Company or its Affiliates, or any rule of any exchange or association of which the Company or its Affiliates is a member, which, in any such case, would make the Participant, the Company or any of the Company’s Affiliates subject to being enjoined, suspended, barred or otherwise disciplined; (c) the Participant’s conviction of, or plea of guilty or no contest to, any felony; (d) the Participant’s participation in any fraud or embezzlement; (e) gross negligence, willful misconduct by the Participant in the course of employment or the Participant’s deliberate and unreasonably continuous disregard of his or her material duties; or (f) the Participant’s committing to, or engaging in any act or making any statement which impairs, impugns, denigrates, disparages or negatively reflects upon the name, reputation or business interests of the Company or any of its Affiliates which, in any such case, has a material adverse effect on the Company; provided, however, that in the case of clauses (a), (b), (e) and (f), “Cause” shall not exist if such breach, act or omission, if capable of being cured (in the good faith determination of the Board or any committee of the Board which does not include any employee directors), shall have been cured within ten business days after the Company provides the Participant with written notice thereof.

4. Adjustments Upon Certain Events. The Committee shall, in its sole discretion, make equitable substitutions or adjustments to the number of Shares and RSUs subject hereto pursuant to Section 9(a) of the Plan.

5. No Right to Continued Employment. Neither the Plan nor this Agreement shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship with, the Company or any of its Affiliates. Further, the Company (or, as applicable, its Affiliates) may at any time dismiss the Participant for any reason, free from any liability or any claim under the Plan or this Agreement, except as otherwise expressly provided herein.

6. No Acquired Rights. The Board has the power to amend or terminate the Plan, to the extent permitted thereunder, at any time, and the opportunity given to the Participant to participate in the Plan is entirely at the discretion of the Committee and does not obligate the Company or any of its Affiliates to offer such participation in the future (whether on the same or different terms). In addition, the value of the RSUs or the Shares subject hereto shall not be used for purposes or determining any benefits or compensation payable to the Participant or the Participant’s beneficiaries or estate under any benefit arrangement of the Company.

7. No Rights of a Stockholder; Dividend Equivalent Payments.

(a) The Participant shall not have any rights or privileges as a stockholder of the Company, which for the avoidance of doubt includes no rights to dividends or to vote, until the Shares in question have been registered in the Company’s register of stockholders as being held by the Participant.

(b) The foregoing notwithstanding:

(i) if the Company declares and pays a cash dividend or distribution with respect to its Shares, the RSUs subject hereto will be increased by a number of additional RSUs determined by dividing (A) the total dividend or distribution that would then be payable with respect to a number of Shares equal to the number of RSUs outstanding hereunder on the dividend or distribution record date for which no Vesting Event has yet occurred, divided by (B) the Fair Market Value on the dividend or distribution record date. Additional RSUs credited under this paragraph will be subject to the same terms and conditions (including the same vesting and delivery schedule, but not including the right to be credited with additional dividend equivalent RSUs under this section) as the RSUs outstanding hereunder on the applicable dividend or distribution record date for which no Vesting Event has yet occurred.

(ii) if the Company declares and pays a cash dividend or distribution with respect to its Shares after the occurrence of a Vesting Event with respect to particular RSUs but before Shares are issued in respect thereof, the Company will make a special cash payment to the Participant equal to the amount of the dividend or distribution that would have been payable to the Participant had he or she been the record holder of those Shares on the record date of such dividend or distribution. Such special cash payment will be subject to withholding for applicable taxes.

8. Stop Transfer Orders. Any Shares issued or transferred to the Participant pursuant to this Agreement shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, this Agreement, the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such

Shares are listed and any applicable Federal or state laws or relevant securities laws of the jurisdiction of the domicile of the Participant, and the Committee may make an entry on the record books of the appropriate registered book-entry custodian to make reference to such restrictions.

9. Transferability. Except as set forth in Section 2(d), the RSUs (and, prior to their actual issuance, the Shares subject hereto) may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance not permitted by this Section 9 shall be void and unenforceable.

10. Withholding. The Company or any Affiliate shall have the right and are hereby authorized to withhold from any transfer due under this Agreement, or from any other compensation or amount owing to the Participant, applicable withholding taxes with respect to this Agreement to satisfy all obligations for the payment of such taxes. The payment of any applicable withholding taxes through the withholding of Shares otherwise issuable under this Agreement shall not exceed the minimum required withholding liability.

11. Restrictive Covenants.

(a) The Participant has agreed to be bound by certain restrictive covenants during his or her service to the Company and following the cessation of that service for any reason (such covenants, together with any restrictive covenants made by the Participant after the date hereof, the “Restrictive Covenants”). As a condition to the issuance or delivery of Shares in respect of RSUs, the Participant may be required to certify, in a manner acceptable to the Company, that he or she continues to be in compliance with the Restrictive Covenants.

(b) If the Participant violates any of the terms of the Restrictive Covenants, then the Participant will immediately forfeit any remaining RSUs (even if otherwise vested) for which Shares have not yet been delivered. In addition, in the event of such conduct, the Participant will be required to repay to the Company any dividend or distribution equivalent amounts paid under Section 7(b)(ii) in respect of such Shares.

(c) The remedies contained in this section will be in addition to, not in lieu of, any other available remedies.

12. Choice of Law. THIS AWARD SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW.

13. RSUs Subject to Plan. All the RSUs are subject to the Plan, a copy of which has been provided to the Participant and the terms of which are incorporated herein by this reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. This Agreement may only be amended in writing.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative, and the Participant has executed this Agreement, in each case on the date below indicated, respectively.

EVERCORE PARTNERS INC.

By:	/s/ Adam B. Frankel

Date:	January 29, 2013

RALPH L. SCHLOSSTEIN

By:	/s/ Ralph L. Schlosstein

Date:	January 29, 2013